Exhibit 99.1

News Release	Contact:	Bruce Russell
Russell Communications Group
310-559-4955 x101
brucerussell@ruscom.com

Cyanotech Receives Notice of Compliance from Nasdaq

KAILUA KONA, Hawaii (October 9, 2007) – Cyanotech Corporation (Nasdaq Capital Market: CYAN) was notified on October 3, 2007 by the Nasdaq Listing Qualifications Panel that it has demonstrated compliance with all Nasdaq Marketplace Rules.  Accordingly, Nasdaq determined to continue the listing of the Company’s common stock on The Nasdaq Stock Market.

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health.  NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com